Exhibit 1.2
FORM OF STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT is dated May 31, 2006 (this “Agreement”), between the undersigned investor (“Investor”) and Endologix, Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:
     The Investor shall buy and the Company agrees to issue and sell the number of shares of the Company’s Common Stock, $0.001 par value per share, set forth on the Investor’s signature pages hereto next to the heading “Shares” (“Shares”) at a price of Three Dollars and Thirty Cents ($3.30) per share for a total subscription amount equal to the amount set forth on the Investor’s signature pages hereto next to the heading “Subscription Amount”. The Shares have been registered on a registration statement on Form S-3, File No. 333-133598 (the “Registration Statement”), which has been declared effective by the Securities and Exchange Commission (“SEC”), and remains effective as of the date hereof. A final Prospectus Supplement will be delivered as required by law. The Shares are free of restrictive legends and are free of any resale restrictions.
ARTICLE I.
INVESTOR REPRESENTATIONS AND WARRANTIES
     The Investor hereby represents and warrants as of the date hereof to the Company as follows:
     (a) The Investor is a corporation or other legal entity duly organized, validly existing and in good standing under the jurisdiction of its incorporation.
     (b) The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The purchase by the Investor of the Shares hereunder has been duly authorized by all necessary action on the part of the Investor.
     (c) In making its investment decision in this offering, the Investor and its advisors, if any, have relied solely on the Company’s public filings as filed with the SEC.
     (d) The Investor is purchasing the Shares for its own account as principal, and not with a view towards distribution of such Shares.
     (e) The Investor is not a registered broker-dealer.
     (f) Other than the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, executed any disposition, including “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (the “Short Sales”) (but not including the location and/or reservation of borrowable shares of Common Stock), in the securities of the Company during the period commencing from the earlier of the time that the Investor first became aware of the proposed transactions contemplated hereunder until the date hereof (“Discussion Time”). Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

ARTICLE II.
WIRE INSTRUCTIONS
     The Investor shall wire the purchase amount to the Company to the account set forth below.
Company Wire Transfer Instructions:
          The Company shall cause its transfer agent to transmit the Shares electronically to the Investor by crediting the account set forth below through the Deposit Withdrawal Agent Commission system. The Investor’s DWAC Instructions are as set forth on the Investor’s signature pages attached hereto under the heading “DWAC Instructions.”
ARTICLE III.
COMPANY REPRESENTATIONS AND WARRANTIES
          The Company hereby makes the following representations and warranties, agreements and covenants to and with the Investor:
     (a) Effective Registration Statement. The Registration Statement was declared effective by the SEC on May 11, 2006. The Registration Statement is effective on the date hereof and the Company has not received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so. Each part of the Registration Statement, when it became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date of the base prospectus relating to the Shares being offered by the Company (the “Base Prospectus”), or any amendment or supplement to the Base Prospectus, was or is filed with the SEC and at the Closing Date, the Base Prospectus or any amendment or supplement thereto, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) Due Incorporation; Valid Existence. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority (corporate and otherwise) to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect (as defined below).
     (c) Authorization; Enforcement; No Conflicts. The Company has the full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. This Agreement has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents as of the date of execution of this Agreement, or (ii) conflict with, breach, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, mortgage, indenture, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate: (a) adversely affect the legality, validity or enforceability of this Agreement, (b) could reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business, management, operations or financial condition of the Company, or (c) adversely impair the Company’s ability to perform fully on a timely basis its obligations under this Agreement (any of foregoing clauses (a), (b) or (c), a “Material Adverse Effect”).
     (d) Filings, Consents and Approvals. The Company is not required to obtain any consent, approval, waiver, authorization or order of, give any notice to, or make any filing or registration with, or qualification of, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filings of a Form 8-K disclosing the transaction contemplated hereby, (ii) the filing with the SEC of the Prospectus Supplement, (iii) the application(s) to The Nasdaq National Market (the “Principal Market”) for the listing of the Shares for trading thereon in the time and manner required thereby, and (iv) applicable Blue Sky filings and filings required by foreign jurisdictions (collectively, the “Required Approvals”). “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     (e) Disclosure of Transactions and Other Material Information. The Company shall, on or before 9:30 a.m., New York City Time, on the business day following the date the Company has received executed copies of this Agreement from the Investor and each other investor entering into a substantially similar form of purchase agreement on or about the date hereof, issue a press release disclosing all material terms of the transactions contemplated hereby and complying with applicable SEC rules. On or before 5:30 p.m., New York City Time, on the first business day following the execution and delivery of this Agreement from the Investor, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Agreement in the form required by the 1934 Act, and attaching the form of this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”).
     (f) Additional Issuances of Securities. From the date hereof through the 90 day anniversary of the date hereof, the Company will not, directly or indirectly, except pursuant to existing employee and director stock and stock option plans and the existing direct stock purchase plan, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Options or Convertible Securities. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities. “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.
     (h) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares (other than for the placement agent’s placement of the Shares), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.
ARTICLE IV.
COVENANTS OF THE PARTIES
     (a) Short Sales and Confidentiality. The Investor severally and not jointly with the other Investors covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period after the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Article III, Section (e). The Investor, severally and not jointly with the other Investors, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Article III, Section (e), the Investor will maintain, the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, no Investor makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Article III, Section (e).

Notwithstanding the foregoing, in the case of a Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement.
ARTICLE V.
MISCELLANEOUS
     (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
     (c) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. Neither this Agreement nor any provisions hereof may be amended other than by an instrument in writing signed by the Company and the Investor. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
     (d) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
     If to the Company:
Endologix, Inc.
11 Studebaker
Irvine, CA 92618
Attention: Chief Financial Officer
Tel: (949) 595-7200
Fax: (949) 457-9561

With a copy to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention: Lawrence Cohn
Tel: (949) 725-4132
Fax: (949) 823-5132
If to the Investor, to its address and facsimile number set forth on the signature page.
or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
     (e) Successors and Assigns. The Company shall not assign this Agreement or any rights or obligations hereunder (including by merger or consolidation) without the prior written consent of the Investor. The Investor shall not assign this Agreement or any rights or obligations hereunder (including by merger or consolidation) without the prior written consent of the Company.
     (f) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
     (g) Survival. The representations, warranties, agreements and covenants of the Company and the Investor contained herein shall survive the issuance and delivery of the Shares.
     (h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
     ENDOLOGIX, INC.

By:
Name:
Title:
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[INVESTOR SIGNATURE PAGES TO ENDOLOGIX, INC. STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF, the undersigned have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor:

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Email Address of Investor:

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DWAC Instructions:

Subscription Amount:

Number of Shares:
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